                                                                EXHIBIT 10(E)




                                      1996

                                   MANAGEMENT
                                 INCENTIVE PLAN

                                                        Rev:  September 12, 1995


                               TABLE OF CONTENTS

                                                                                                                    Page No.
                                                                                                                    --------
I.       OVERVIEW                                                                                                       1

II.      PLAN OBJECTIVES                                                                                                1

III.     ATTAINING GOALS                                                                                                2

IV.      ELIGIBILITY FOR PLAN PARTICIPATION                                                                             3

V.       PLAN STRUCTURE                                                                                                 3

         A.      Performance Measures                                                                                   3
                 1.  Revenue                                                                                            3
                 2.  Return on Assets                                                                                   3
                 3.  Individual Goals                                                                                   4
                          Table  1: Performance Rating Qualitative Category                                             4

         B.      Performance Criteria and Target Bonuses                                                                4
                 1.  Target Bonus Level                                                                                 4
                 2.  Performance Weights                                                                                4
                          Table 2: Target Bonus and Goals by Position                                                   5
                 3.  Units of Measure                                                                                   5
                          Table 3:  Units of Measure and Weights by Position                                            6

         C.      Payout Schedule                                                                                        6
                          Table 4:  Schedule A:  Payout Schedule for Annual
                                  Revenue/ROA Achieved Against Committed
                                  Targets                                                                               7
                          Table 5:  Schedule B:  Payout Schedule for Annual
                                    Revenue/ROA Achieved Against Committed
                                    Targets                                                                             8

VI.      PAYMENT OF AWARDS                                                                                              9

VII.     PLAN ADMINISTRATION                                                                                            9

VIII.    SUMMARY AND CONCLUSION                                                                                        10


                                  I.  OVERVIEW
                                      --------

The Management Incentive Compensation Plan is a short-term cash incentive bonus plan covering Corporate Executive Staff positions, Vice Presidents, Directors, Facility Managers, Operations Managers, and other select key management positions. The plan allows selected management employees to share directly in the success of the company through the payment of annual incentive awards which are in turn based on the attainment of business unit goals and individual performance objectives.

The plan will provide the company with a mechanism to communicate its expectations for Company performance while at the same time allowing the management team the opportunity to earn a total compensation package that is competitive for the industry.


                              II.  PLAN OBJECTIVES
                                   ---------------

The purpose of a bonus compensation plan is to motivate key management performance and to reward those individuals considered responsible for the success of the business. Laidlaw Environmental Services, Inc. has developed a Management Incentive Plan for key managerial personnel which will provide a significant economic opportunity based on their business unit contribution to the Corporation and on their own individual performance.

The objective of this Plan is to increase Laidlaw's market share, ensure maximum cooperation between Sales and Operations through the creation of common goals, sustain teamwork across operational units, and effectively manage capital assets. In order to accomplish these objectives, a certain percentage of a key management's total compensation package will be at risk. Therefore, key managers must direct their efforts and set goals which will maximize the success of their business unit as defined by the Plan.

III.  ATTAINING GOALS
      ---------------

The success of the Management Incentive Compensation Plan will be measured by the success of attaining the preset goals for revenue, return on assets, and qualitative goals as established at the beginning of the year. This can only be accomplished by the combined support of the corporation's management team.

Each participant should understand that their earning opportunities are dependent upon the attainment of these preset goals. To enhance this understanding, each participant will be given an explanation of the plan along with their individual goals and bonus potentials. This will allow the participant to clearly understand that increased effort which increases results will produce higher rewards.

In implementing and maintaining this plan, the following factors are of critical importance:

 - Performance goals will be quantitative and qualitative in nature. The quantitative goals will be tied to the Company's annual financial budget. The use of such goals will also help generate and reinforce a commitment to the budgeting process. The qualitative goals will be established through a goal setting exercise between the immediate superior and participant. It will be of such a nature which will drive the business forward strategically. Measurements of these goals must be defined and agreed upon by both parties. Copies of these goals must be forwarded to the respective Regional or Staff
         Vice President.

 - Incentive awards will be based upon the achievement of aggressive objectives. These "stretch" objectives will help assure that the plan pays for itself; and that stockholders receive an appropriate return on investment in the incentive payments.

 - The threshold of incentive awards will only be at a "competent" level of performance but appreciably more award will result from extra efforts and results achieved due to higher levels of performance.

                   IV.  ELIGIBILITY FOR PLAN PARTICIPATION
                        ----------------------------------

For fiscal year 1996 participation in the plan will be limited to:
         * President                               * Regional Managers
         * Senior Vice Presidents                  * Facility Managers
         * Vice Presidents                         * Operations Managers
         * Directors

These positions are targeted because of their direct accountability for the operating results of a major business unit, and/or their indirect impact on total Company results, and their accountability for structuring a function under them.

To receive an annual incentive award, a participant must be employed by the Company at the time the checks are distributed and be a participant in the Management Incentive Plan as of April 1, 1996. Participants who have not occupied an incentive eligible position for the full fiscal year will be prorated based on the number of full months of participation. These eligibility criteria apply to current employees promoted to eligible positions, new hires hired into eligible positions, or employees in positions subsequently selected to participate in the Plan.

                               V.  PLAN STRUCTURE
                                   --------------

A.  PERFORMANCE MEASURES

Participants will be judged against achieving three separate goals which will be set at the beginning of the year. These are revenue, return on assets, and qualitative goals.

1.  Revenue

Revenue is defined as accrued and billed sales, including intercompany sales. Intercompany sales are being included to encourage pass-through business. The revenue goal will be judged against the year-end revenue as stated on the appropriate FY96 Profit and Loss Statement.

2.  Return on Assets

Return on assets is defined as earnings before interest and taxes divided by average monthly assets. While EBIT will be obtained from the last monthly Profit and Loss Statement, assets will be averaged across each ending month's balance. Although assets could be averaged across each quarter or even across beginning and ending year balance, averaging across each month has been chosen as the best method to encourage timely asset management.

                               V.  PLAN STRUCTURE
                                  (Continued)

3.  Individual Goals

While the appropriate performance rating in this category of payout is more subjective, definitions of ratings have been created to assist in the final determination. The rating schedule has been established in such a way as to encourage superior performance.

      DEFINITION:
      -----------
     OUTSTANDING:                 Significantly beyond expectations, distinguished results.
     SUPERIOR:                    Generally exceeded expectations.
     GOOD:                        Results expected were met with some aspects above average.
     SATISFACTORY:                Results expected were met with some aspects needing attention.
     UNACCEPTABLE:                Outcomes did not meet expectations.

                                                         TABLE 1
                                                    PERFORMANCE RATING
                                                    ------------------
                                                   QUALITATIVE CATEGORY
                                                   --------------------

     1.  Outstanding                       = 100% of points assigned
     2.  Superior                          =  80% of points assigned
     3.  Good                              =  60% of points assigned
     4.  Satisfactory                      =  40% of points assigned
     5.  Unacceptable                      =   0% of points assigned


B.  PERFORMANCE CRITERIA AND TARGET BONUSES

1.  Target Bonus Level

The target bonus payout is the monetary award that will be paid if all goals are achieved exactly as set. This will be calculated as a percentage of base pay called the target bonus percent. For example, a participant whose base pay is $50,000 and whose target bonus percent is 30% will receive a $15,000 award if all the performance goals are met. This award can fluctuate if the goals are missed or exceeded. The base pay level used to calculate bonus awards will be the base annualized salary paid as of

August 31, 1996.  Target bonus percents are presented in Table 2 below.

2.  Performance Weights

Each  participant will be judged on a combination of the three separate goals:
Revenue, ROA, and individual goals. These goals do not carry equal weight in determining the plan payout but are separately weighted according to each position. These weights are outlined by position in Table 2. To obtain a full incentive payout, all three goals must be fully achieved.



                               V.  PLAN STRUCTURE
                                  (Continued)

                                    TABLE 2
                             TARGET BONUS AND GOALS
                                  BY POSITION

                                                            Goal
                         Target     Payout                 Weights
 Position                 Bonus    Schedule    Revenue       ROA       Indiv.
=============================================================================
 President                50%       Table 4      40%         40%        20%
 Senior VP                40%       Table 5      40%         40%        20%
 Regional VP              35%       Table 5      40%         40%        20%
 Staff VP                 35%       Table 4      40%         40%        20%
 Ops Director             30%       Table 5      40%         40%        20%
 Staff Dir - Corp.        20%       Table 4      40%         40%        20%
 Staff Dir - Div.         20%       Table 5      40%         40%        20%
 Facility Manager         30%       Table 5      40%         40%        20%
 Operations Mgr           15%       Table 5      40%         40%        20%


3.  Units of Measure

The performance criteria for each plan participant should focus upon the appropriate areas in which the position has an opportunity to impact. The following list defines the various units of measure against which the two financial performance goals will be judged. It should be noted that these weightings are not permanently fixed and could vary from year to year.



    Corporate  -  All of Laidlaw Environmental Services, Inc.

     Divisional           -       A specific division under the control of a Senior Vice President.

     Regional             -       A territory or line of business within a division that is under the control of an
                                  Operating Vice President, i.e., East Central, Western, et cetera.

     District             -       A grouping of several facilities that is usually controlled by a Director.

     Facility             -       A specific operating center.

Each position will be judged against at least one of the units of measure defined above. The unit of measure used and its associated weight is based upon the position's level of control within the organization. These are presented in Table 3 below:



                               V.  PLAN STRUCTURE
                                  (Continued)

                                    TABLE 3
                          UNITS OF MEASURE AND WEIGHTS
                                  BY POSITION

                                                Weights
 Position               Corporate   Divisional  Regional    District  Facility
==============================================================================
 President                100%
 Senior VP                 25%         75%

 Regional VP                                       100%

 Staff VP                 100%

 Ops Director                                                 100%
 Staff Dir - Corp.        100%

 Staff Dir - Div.                      100%

 Facility Manager                                                       100%

 Operations Mgr                                                         100%



IN ORDER TO BE ELIGIBLE FOR ANY INCENTIVE AWARD, 90% OR MORE OF THE ROA GOAL WITH THE UNIT OF MEASURE THAT CARRIES THE HIGHEST WEIGHT MUST FIRST BE ACHIEVED. For example, SVPs have two ROA goals split 25/75 between the corporation and their division. To be eligible for the rest of the plan, SVPs must achieve at least 90% of the ROA goal for their division.

C.  PAYOUT SCHEDULE

The achievement level attained against each goal will determine how much of each goal will be paid. The following schedules in Tables 4 and 5 presents the payout percentages for various levels of achievement. Different payout schedules are used depending upon the level of influence of the position. The payout schedule associated with each position is presented in Table 2. In order to be paid an award for a particular goal, at least 90% of the goal must be achieved. This is called the threshold level. Achievement will not be rounded to the next highest level. For example, if achievement against targets is 92.9%, the payout will be based on 92%, not 93%.

                              V.  PLAN STRUCTURE
                                 (Continued)

                                   TABLE 4

                                 SCHEDULE A:
                   PAYOUT SCHEDULE FOR ANNUAL  REVENUE/ROA
                      ACHIEVED AGAINST COMMITTED TARGETS



  INCENTIVE          ACHIEVEMENT
    STEP               AGAINST                PAYOUT LEVEL
                  COMMITTET TARGETS
===========================================================
     21                   110%+                 135%
     20                   109%                  131%
     19                   108%                  127%
     18                   107%                  123%
     17                   106%                  119%
     16                   105%                  115%
     14                   103%                  109%
     13                   102%                  106%
     12                   101%                  103%
     11                   100%                  100%
     10                    99%                  95%
     9                     98%                  90%
     8                     97%                  85%
     7                     96%                  80%
     6                     95%                  75%
     5                     94%                  70%
     4                     93%                  65%
     3                     92%                  60%
     2                     91%                  55%
     1                     90%                  50%
     0                    <90%                   0%

                              V.  PLAN STRUCTURE
                                 (Continued)

                                   TABLE 5

                                 SCHEDULE B:
                   PAYOUT SCHEDULE FOR ANNUAL  REVENUE/ROA
                      ACHIEVED AGAINST COMMITTED TARGETS



  Incentive        Achievement Against      Payout Level
     Step           Committet Targets
========================================================
     21                   110%+                 135%
     20                   109%                  131%
     19                   108%                  127%
     18                   107%                  123%
     17                   106%                  119%
     16                   105%                  115%
     15                   104%                  112%
     14                   103%                  109%
     13                   102%                  106%
     12                   101%                  103%
     11                   100%                  100%
     10                    99%                  90%
     9                     98%                  81%
     8                     97%                  73%
     7                     96%                  65%
     6                     95%                  58%
     5                     94%                  52%
     4                     93%                  46%
     3                     92%                  41%
     2                     91%                  36%
     1                     90%                  32%
     0                    <90%                   0%

                              V.  PLAN STRUCTURE
                                 (Continued)




An example of a bonus calculation is as follows:

Facility Manager
Annual  Salary:  $50,000
Target Bonus Percent:  30%

      Goal      Achievement      Payout     Goal       Target    Annual         Goal
                                            Weight     Bonus     Salary         Payout
==========================================================================================
 Dist. ROA          108.9%        127%   x    40%   x    30%   x   $50,000    =     $7,620

 Dist. Rev.          98.2%         81%   x    40%   x    30%   x   $50,000    =     $4,860
 Ind. Goals        Superior        80%   x    20%   x    30%   x   $50,000    =     $2,400
                Total:                                                             $14,880




                             VI.  PAYMENT OF AWARDS

Each incentive award will be reviewed and approved by the appropriate most senior Vice President, the Vice President - Administration, and the President. Checks will be issued no later than November 15, 1996. Participants that voluntarily terminate their employment with Laidlaw prior to awards being issued will forfeit their right to receive the award.

Any adjustments to bonus amounts must be approved by the Vice President - Administration, and the President.

                           VII.  PLAN ADMINISTRATION

The President of Laidlaw Environmental Services, Inc. is the sole interpreter and arbitrator of these provisions and has the right to amend, withdraw or revoke them at any time.

                                       Page 9
                         VIII.  SUMMARY AND CONCLUSION

The conceptual framework and basic guidelines covered in this Plan represent those elements that necessarily must be examined to assure the value to the Company of utilizing a short-term cash incentive compensation plan. Several steps must be taken to ensure that those objectives which the plan is designed to meet can be accomplished. These steps are described as follows:

     Communication of the Plan
     -------------------------

     It is important that the Plan be effectively communicated to all participants. This would include individual discussions with each participant. These discussions should include a review of the measures and standards that should be developed to assess personal and/or business unit performance, as well as a clarification of the details of the plan and individual opportunities.

     Development of Performance Measures
     -----------------------------------

     Business unit and individual goals should be established and communicated at the beginning of the fiscal year. Accepted standards are those that are reasonable and realistic reflections of current opportunity, as well as a striving for improvement. Measurements of performance should use relevant quantitative criteria.